Registration No. 333-__________
      As filed with the Securities and Exchange Commission on June 28, 2001
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              --------------------

                                   ENZON, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                          22-2372868
   (State or other jurisdiction                             (I.R.S. Employer
 of incorporation or organization)                         Identification No.)

                               20 Kingsbridge Road
                          Piscataway, New Jersey 08854
                          (Address, including zip code,
                  of registrant's principal executive offices)

                              --------------------

                   Non-Qualified Stock Option Plan, as amended
                                       and
                        Restricted Stock Award Agreement
                    between Enzon, Inc. and Arthur J. Higgins
                            (Full title of the plan)

                              --------------------

                               Kenneth J. Zuerblis
                             Chief Financial Officer
                                   Enzon, Inc.
                               20 Kingsbridge Road
                          Piscataway, New Jersey 08854
                                 (732) 980-4500
                      (Name, address and telephone number,
              including area code, of agent for service of process)

                              --------------------

                                    Copy to:
                             Kevin T. Collins, Esq.
                              Dorsey & Whitney LLP
                                 250 Park Avenue
                               New York, NY 10177
                                 (212) 415-9200

                              --------------------

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                        Amount to be       Proposed maximum            Proposed maximum             Amount of
Title of securities to be registered     registered    offering price per share    aggregate offering price     registration fee
---------------------------------------------------------------------------------------------------------------------------------
      Common Stock, $0.01                 1,700,000            $59.10(1)                 $100,470,000               $25,118
      par value per share
---------------------------------------------------------------------------------------------------------------------------------
      Common Stock, $0.01
      par value per share                    25,000            $56.83(2)                 $  1,420,750                $   356
---------------------------------------------------------------------------------------------------------------------------------
             Total                                                                                                   $25,474
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, on the weighted average of (i) 809,480 shares underlying outstanding options under the Non-Qualified Stock Option Plan at a weighted exercise price of $61.59 per share and (i) 890,520 balance of the shares underlying options to be granted under the Non-Qualified Stock Option Plan at an average aggregate offering price of $56.83 per share as computed based upon the average of the high and low prices of the registrant's Common Stock on the Nasdaq National Market on June 27, 2001.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant's Common Stock on the Nasdaq National Market on June 27, 2001.
================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by Enzon, Inc. (the "Company"), are incorporated by reference in this Registration Statement, as of their respective dates:

     o the Company's annual report on Form 10-K and 10-K/A for the fiscal year ended June 30, 2000;

     o the Company's proxy statement dated October 27, 2000, filed in connection with its annual meeting of stockholders held on December 5, 2000;

     o all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 2000, including but not limited to, the Quarterly Reports on Form 10-Q for the quarters ended September 30, 2000, December 31, 2000 and March 31, 2001 and the Current Reports on Form 8-K filed on August 17, 2000, September 18, 2000, November 2, 2000, November 6, 2000, November 7, 2000, November 8, 2000, December 19, 2000, December 21, 2000, January 22, 2001,
          February 6, 2001, February 16, 2001, February 22, 2001, March 26, 2001, March 30, 2001, May 7, 2001, May 9, 2001, May 23, 2001, June 13,
          2001, June 14, 2001 and June 21, 2001; and

     o the Company's Form 8-A, filed on October 29, 1984, as amended by Form 8-A/A filed on October 15, 1990, with respect to its common stock.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity, for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith, that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under Section 145.

     Article 8 of the Company's by-laws specifies that the registrant shall indemnify its directors and officers to the full extent permitted by the DGCL. This provision of the by-laws is deemed to be a contract between the registrant and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the DGCL are in effect, and any repeal or modification thereof shall not offset any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened in whole or in part upon any such state of facts.

     Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This Section does not, however, limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This Section also will have no effect on claims arising under the federal securities laws. The Company's certificate of incorporation limits the liability of its directors as authorized by Section 102(b)(7).

     The Company's officers and directors have executed indemnity agreements with Enzon which supplement the protections provided by the Company's certificate of incorporation and by-laws.

     The indemnity agreements provide for indemnification of directors, officers, employees or agents for liabilities arising out of claims against such persons acting as directors, officers, employees or agents of the registrant (or any entity controlling, controlled by or under common control with the registrant) due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done, or suffered or wrongfully attempted by such directors, officers, employees and agents, except as prohibited by law. The indemnity agreements also provide for the advancement of costs and expenses, including attorneys' fees, incurred by directors, officers, employees and agents in defending or investigating any action, suit, proceeding or claim, subject to an undertaking by the indemnified person to repay such amounts if it is ultimately determined that such person is not entitled to indemnification under such agreement. The indemnity agreements cover future acts and omissions of directors, officers, employees and agents for which actions may be brought. The registrant has been advised by its counsel that the indemnity agreements may also cover acts and omissions of directors, officers, employees and agents which occurred prior to the execution of the indemnity agreements for which actions may be brought, although there can be no assurance that, if challenged, such retroactive indemnification will be upheld under Delaware law. Thus, any recovery for past acts may be illegal and unenforceable. The foregoing provisions of the indemnity agreements are consistent with Article 8 of the registrant's by-laws and the registrant's policy to indemnify directors and officers to the fullest extent permitted by law.

     The indemnity agreements also provide that directors, officers, employees and agents are entitled to indemnification against all expenses (including attorneys' fees) incurred in seeking to collect an indemnity claim or to obtain advancement of expenses from the registrant.

     The rights of directors, officers, employees and agents under the indemnity agreements are not exclusive of any other rights directors, officers, employees and agents may have under Delaware law, any liability insurance policies that may be obtained, the registrant's by-laws or otherwise. The registrant currently carries liability insurance for the benefit of its directors and officers which provides coverage for many of the same matters covered by the indemnity agreements. The indemnity agreements will not provide indemnification to the extent that any claims are paid by insurance or through any source of indemnification other than the indemnity agreements. Moreover, the registrant would not be required to indemnify a director, officer, employee or agent for any claim based upon the director, officer, employee or agent gaining, in fact, a personal profit or advantage to which he or she was not legally entitled, any claim for accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934 or a similar state or common law provision or any claim brought about or contributed to by the dishonesty of the director, officer, employee and agent. The registrant would be required to indemnify a director, officer, employee and agent against a claim alleging improper personal profit or advantage, or dishonesty, unless a final judgment of a court of competent jurisdiction establishes that such person gained in fact an improper personal profit or advantage or committed acts of active and deliberate dishonesty with an actual dishonest purpose and intent and such acts were material to the adjudicated proceedings. The indemnity agreements provide that if the registrant pays a director, officer, employee or agent pursuant to such Agreement, the registrant will be subrogated to the indemnified person's right to recover from third parties.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     Exhibit    Description
     Number
     ------

      3.1       Certificate of Incorporation, as amended*

      3.2       By-laws, as amended**

      3.3       Amendment to Certificate of Incorporation dated January 5,
                1998***

      4.1       Employment Agreement between Enzon, Inc. and Arthur J.
                Higgins****

     Exhibit    Description
     Number
     ------

      4.2 Amendment dated May 23, 2001 to Employment Agreement between Enzon, Inc. and Arthur J. Higgins dated May 9, 2001****

      4.3 Form of Restricted Stock Award Agreement between Enzon, Inc. and Arthur J. Higgins.

      5.1       Opinion of Dorsey & Whitney LLP.

      23.1      Consent of KPMG LLP.

      23.2 Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this Registration Statement).

      24.1      Power of Attorney (included on signature page).

      * Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and incorporated herein by reference.
      ** Previously filed as an exhibit to the Company's Registration Statement on Form S-2 (File No. 33-34874) and incorporated herein by reference.
      *** Previously filed as an exhibit to the Company's Quarterly Report in Form 10-Q for the quarter ended December 31, 1997 and incorporated herein by reference thereto.
      **** Previously filed as an exhibit to the Company's Current Report on Form 8-K dated June 13, 2001.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or

     Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Piscataway, State of New Jersey, on June 28, 2001.

                                      ENZON, INC.

                                      By        /s/ ARTHUR J. HIGGINS
                                        ----------------------------------------
                                                      Arthur J. Higgins
                                              President, Chief Executive Officer
                                                        and Director

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Arthur J. Higgins and Kenneth J. Zuerblis, and each of them, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2001.

       /s/ ARTHUR J. HIGGINS              President, Chief Executive Officer and
------------------------------------      Director
        Arthur J. Higgins                 (principal executive officer)


      /s/ KENNETH J. ZUERBLIS             Vice President, Finance and Chief
------------------------------------      Financial Officer
       Kenneth J. Zuerblis                (principal financial and accounting
                                          officer)

     /s/  RANDY H. THURMAN                Chairman of the Board
------------------------------------
         Randy H. Thurman

                                          Director
------------------------------------
         David S. Barlow


        /s/ ROLF A. CLASSON               Director
------------------------------------
         Rolf A. Classon

                                          Director
------------------------------------
       Rosina B. Dixon, M.D.

        /s/ DAVID W. GOLDE                Director
------------------------------------
       David W. Golde, M.D.

       /s/  ROBERT LEBUHN                 Director
------------------------------------
          Robert LeBuhn

                                EXHIBIT INDEX TO
                                    FORM S-8

                                   Enzon, Inc.

   Exhibit          Description
   Number           -----------
   -------
   5.1              Opinion of Dorsey & Whitney LLP.

   4.3              Form of Restricted Stock Award Agreement between Enzon, Inc.
                    and Arthur J. Higgins.

   23.1             Consent of KPMG LLP.